Exhibit 99.1

August 20, 2015	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Strong Second Quarter 2015 Results

Adjusted EPS of $0.10 versus $0.06 last year

Second Quarter Highlights

•	Adjusted diluted earnings per share of $0.10 compared to $0.06 in 2014, a 67% increase
•	Sales grew 4.5 percent in the second quarter; comparable store sales increased 3.0 percent
•	SG&A improved 70 basis points, on an adjusted basis
•	Plans to open at least 12 new stores in 2016

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the second quarter ended August 1, 2015.

Overview of Results

Net income for the second quarter was $4.1 million or $0.09 per diluted share compared to net income of $1.7 million or $0.04 per diluted share in 2014. Second quarter adjusted net income was $4.4 million or $0.10 per diluted share compared to adjusted net income of $2.7 million or $0.06 per diluted share in 2014 (see Note 1). Second quarter 2015 includes $0.7 million, or $0.01 per diluted share, higher interest expense.

For the first six months of 2015, net income was $17.7 million or $0.38 per diluted share compared to $15.8 million or $0.35 per diluted share in the same period in 2014. First half adjusted net income was $18.6 million or $0.40 per diluted share compared to adjusted net income of $17.4 million or $0.38 per diluted share in 2014 (see Note 1). The first half of 2015 includes $1.4 million, or $0.02 per diluted share, higher interest expense.

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the first half of 2015 increased $2.4 million to $47.0 million (see Note 2).

Comments on Results

“We are very pleased with our strong second quarter earnings which were driven by leveraging our increased sales along with a higher gross profit rate,” said Jay Stein, Chief Executive Officer. “We are looking forward to opening nine great stores this fall starting next month, including our first Long Island store in Commack.”

Sales

Total sales for the second quarter of 2015 increased 4.5 percent to $311.6, while comparable store sales increased 3.0 percent. For the first six months of 2015, total sales increased 6.1 percent to $665.1 million, while comparable store sales increased 4.0 percent. Our ecommerce business contributed 80 basis points to comparable sales growth in both periods.

Gross Profit

Gross profit for the second quarter of 2015 was $88.9 million or 28.5 percent of sales compared to $84.2 million or 28.3 percent of sales in 2014. The increase in the second quarter gross profit rate was primarily the result of higher markon and slightly lower markdowns, somewhat offset by higher occupancy costs.

Gross profit for the first half of 2015 was $197.3 million or 29.7 percent of sales compared to $188.6 million or 30.1 percent of sales in 2014. The decrease in the gross profit rate for the first half was the result of a number of items including higher markdowns in the first quarter, the timing and amount of buying and distribution expenses allocated to cost of sales, higher fulfillment costs for ecommerce sales and slightly higher occupancy costs, somewhat offset by higher markon.

Selling, General and Administrative Expenses

SG&A expenses for the second quarters of 2015 and 2014 were $81.5 million. SEC investigation costs were $1.2 million lower in the second quarter of 2015 compared to 2014 (see Note 1). Excluding these costs from each period, SG&A expenses for the second quarter of 2015 would have been $81.8 million or 26.3 percent of sales compared to $80.5 million or 27.0 percent of sales in 2014. The 70 basis point improvement in SG&A expenses was primarily due to lower store selling and advertising expenses as a percentage of sales as well-controlled expenses continue to leverage against our higher sales and slightly lower healthcare costs.

For the first six months, SG&A expenses were $167.2 million compared to $162.7 million in 2014. SEC investigation costs were $1.1 million lower in the first half of 2015 compared to 2014 (see Note 1). Excluding these costs from each period, SG&A expenses would have been $167.0 million or 25.1 percent of sales for the first half of 2015 compared to $161.4 million or 25.7 percent of sales in 2014. The 60 basis point improvement in SG&A expenses was primarily was due to the same items set forth in the previous paragraph, somewhat offset by higher earnings-based incentive compensation expense.

Interest Expense and Debt

Interest expense for the second quarter of 2015 was $0.8 million compared to $0.1 million in 2014, impacting second quarter earnings $0.01 per diluted share. For the first six months, interest expense was $1.5 million compared to $0.1 million in 2014, impacting first half earnings $0.02 per diluted share. Interest expense is higher this year due to borrowings on our credit facilities which were used to partially fund a $226 million special dividend paid in February 2015.

Borrowings under our credit facilities were $170 million at the end of the second quarter. Unused availability was $98 million at the end of the quarter.

Inventories

Inventories were $277.2 million at the end of the second quarter of 2015, 4.1 percent higher than the $266.2 million at the end of the second quarter last year reflecting additional stores. Average inventories per store were 2.0 percent higher than last year.

Store Activity

We had 269 stores at the end of the second quarter compared to 265 last year. We opened a new store in Cupertino, CA in March and will open another nine new stores this fall, for a total of 10 new stores this year. We closed two stores earlier in the year and will have 278 stores at the end of the year.

Our 2016 new store schedule is well underway with six new stores opening in the spring and plans for at least six more stores in the fall.

Updated 2015 Outlook

We have updated our full year 2015 outlook as follows:

•	New stores will increase sales an estimated 2.5 percent above our comparable store sales increases for the full year due to changes in both the number and timing of new store openings. This will lift second half sales nearly 3.0 percent above comparable store sales increases.
•	The gross profit rate is expected to be in line with the 29.3 percent reported in 2014, though it now includes $1 million (25 basis points) higher pre-opening occupancy costs for new stores opening in the first quarter of 2016.
•	SG&A expenses should grow at a lower rate than previously expected and now will only be $12 to $14 million higher than the $338 million reported in 2014 (not including the $4 million of SEC investigation costs).
•	We now expect the full year effective tax rate to be approximately 38.5 percent.
•	Capital expenditures are now estimated to be approximately $51 million, or $42 million net of tenant improvement allowances, primarily due to additional leasehold improvements for new stores opening in the first quarter of 2016.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended August 1, 2015 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s second quarter 2015 results will be held at 10 a.m. EDT on August 20, 2015. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through September 30, 2015.

Investor Presentation

Stein Mart’s second quarter 2015 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in consumer preferences and fashion trends, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, outcome of SEC investigation, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	August 1, 2015	January 31, 2015	August 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,620	$65,314	$53,097
Inventories	277,243	285,623	266,215
Prepaid expenses and other current assets	33,815	22,733	26,703

Total current assets	322,678	373,670	346,015
Property and equipment, net	156,072	148,782	147,605
Other assets	30,027	30,639	28,887

Total assets	$508,777	$553,091	$522,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,699	$129,924	$120,635
Current portion of debt	9,167	—	—
Accrued expenses and other current liabilities	64,661	69,213	57,349

Total current liabilities	196,527	199,137	177,984
Long-term debt	161,033	—	—
Deferred rent	37,532	31,284	30,804
Other liabilities	39,709	37,732	37,196

Total liabilities	434,801	268,153	245,984

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock—$.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock—$.01 par value; 100,000,000 shares authorized; 45,702,328, 44,918,649 and 44,936,387 shares issued and outstanding, respectively	457	449	449
Additional paid-in capital	40,025	34,875	30,650
Retained earnings	33,918	250,046	245,680
Accumulated other comprehensive loss	(424)	(432)	(256)

Total shareholders’ equity	73,976	284,938	276,523

Total liabilities and shareholders’ equity	$508,777	$553,091	$522,507

Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended August 1, 2015	13 Weeks Ended August 2, 2014	26 Weeks Ended August 1, 2015	26 Weeks Ended August 2, 2014
Net sales	$311,583	$298,157	$665,104	$627,011
Cost of merchandise sold	222,648	213,913	467,789	438,441

Gross profit	88,935	84,244	197,315	188,570
Selling, general and administrative expenses	81,545	81,451	167,167	162,680

Operating income	7,390	2,793	30,148	25,890
Interest expense, net	807	69	1,493	134

Income before income taxes	6,583	2,724	28,655	25,756
Income tax expense	2,489	987	10,997	9,944

Net income	$4,094	$1,737	$17,658	$15,812

Net income per share:
Basic	$0.09	$0.04	$0.39	$0.35

Diluted	$0.09	$0.04	$0.38	$0.35

Weighted-average shares outstanding:
Basic	44,710	43,814	44,661	43,822

Diluted	45,926	44,704	45,846	44,580

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended August 1, 2015	13 Weeks Ended August 2, 2014	26 Weeks Ended August 1, 2015	26 Weeks Ended August 2, 2014
Net income	$4,094	$1,737	$17,658	$15,812
Other comprehensive income, net of tax:
Amounts reclassified from accumulated other comprehensive income	4	2	8	5

Comprehensive income	$4,098	$1,739	$17,666	$15,817

NOTES TO PRESS RELEASE

Note 1—Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income, Net Income and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis

Unaudited (in thousands, except for share data)

	13 Weeks Ended August 1, 2015				13 Weeks Ended August 2, 2014
	Operating Income	Tax Provision	Net Income	Diluted EPS	Operating Income	Tax Provision	Net Income	Diluted EPS
GAAP Basis	$7,390	$2,489	$4,094	$0.09	$2,793	$987	$1,737	$0.04
Adjustments:
Ecommerce losses	772	293	479	0.01	714	271	443	0.01
SEC investigation costs (1)	(277)	(105)	(172)	—	963	366	597	0.01
Store closing & impairment charges	9	3	6	—	(121)	(46)	(75)	—

Total adjustments	504	191	313	0.01	1,556	591	965	0.02

Adjusted Non-GAAP Basis	$7,894	$2,680	$4,407	$0.10	$4,349	$1,578	$2,702	$0.06

	26 Weeks Ended August 1, 2015				26 Weeks Ended August 2, 2014
	Operating Income	Tax Provision	Net Income	Diluted EPS	Operating Income	Tax Provision	Net Income	Diluted EPS
GAAP Basis	$30,148	$10,997	$17,658	$0.38	$25,890	$9,944	$15,812	$0.35
Adjustments:
Ecommerce losses	1,273	484	789	0.02	1,358	516	842	0.02
SEC investigation costs (1)	186	71	115	—	1,291	491	800	0.01
Store closing & impairment charges	64	24	40	—	(134)	(51)	(83)	—

Total adjustments	1,523	579	944	0.02	2,515	956	1,559	0.03

Adjusted Non-GAAP Basis	$31,671	$11,576	$18,602	$0.40	$28,405	$10,900	$17,371	$0.38

(1)	Professional fees and other expenses related to the SEC investigation into our 2012 financial restatement.

Note 2—EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	26 Weeks Ended Aug. 1, 2015	26 Weeks Ended Aug. 2, 2014
Net income	$17,658	$15,812
Add back amounts for computation of EBITDA:
Interest expense, net	1,493	134
Income tax expense	10,997	9,944
Depreciation and amortization	14,534	14,322

EBITDA	44,682	40,212

Adjustments:
Ecommerce losses	1,273	1,358
SEC Investigation costs	186	1,291
Store closing & impairment charges	64	(134)
Pre-opening costs	815	1,909

Total adjustments	2,338	4,424

Adjusted EBITDA	$47,020	$44,636